Tuscan Gardens Secured Income Fund, LLC

189 South Orange Avenue, Suite 1650, Orlando, Florida 32801

(407) 331-8004

Dated: May 15, 2016

1,000 Class C Preferred Membership Units

The Offering will commence promptly after the date of this Offering Circular and will terminate upon the earlier of: (i) the completion of the sale of all of the Class C Preferred Membership Units (“Units”), or (ii) December 31, 2017. The Offering may be extended by the Fund in its sole discretion (the "Offering Period"). The total amount of the Offering is Five Million Dollars ($5,000,000).

During the Offering Period, funds collected for the purchase of Units will be deposited in an account owned by the Fund for the benefit of the investors. See the "Securities Being Offered" section for specific information and disclosures concerning the securities offered in this Offering.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Fund	Proceeds to other persons
Per Unit	$5,000	$425	$4,575	N/A
Total Minimum	$500,000	$42,500	$457,500	N/A
Total Maximum	$5,000,000	$425,000	$4,575,000	N/A

These securities are speculative and involve a high degree of risk. You should purchase Units only if you can afford to lose your entire investment. See the "RISK FACTORS" section beginning on Page 2 for information that management believes present the most substantial risk to an investor in this Offering.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An Offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Table of Contents

Page

SUMMARY AND RISK FACTORS	1
Offering Circular Summary	1
Risk Factors	2
FORWARD LOOKING STATEMENTS AND INFORMATION	7
PLAN OF DISTRIBUTION	8
USE OF PROCEEDS	8
DESCRIPTION OF BUSINESS	9
DESCRIPTION OF PROPERTY	10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL	10
CONDITION AND RESULTS OF OPERATIONS	10
Operational Plan	10
Prior Performance of the Management Corporation as of June 1, 2015	11
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	11
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	12
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	13
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	13
SECURITIES BEING OFFERED	13
Description of the Asset Classes Offered	13
Description of the Securities Offered	13

SUMMARY AND RISK FACTORS

Offering Circular Summary

This summary only highlights selected information contained in greater detail elsewhere in this Offering Circular and does not contain all of the information that you should consider before investing in the Units. You should carefully read the entire Offering Circular, including "Risk Factors" beginning on Page 2, and the audited financial statements, before making an investment decision.

The Fund and Organizational Structure

Tuscan Gardens Secured Income Fund, LLC (the “Fund”) is a newly formed Florida limited liability company that intends to acquire property located at Colbert Lane and Blare Drive in Palm Coast, Florida, approximately one-half mile south of Palm Coast Parkway (the “Property”) for the development and construction of a luxurious senior housing community consisting of independent living, assisted living and/or memory care units for approximately two hundred and sixty-six (266) residents, and ultimately to own and/or operate or sell the Property.

The Fund is managed by Tuscan Gardens Secured Income Fund Manager LLC (the "Manager"). The Manager will be making the investment decisions for the Fund. Tuscan Gardens Management Corporation (the "Management Corporation") is the Manager of Tuscan Gardens Secured Income Fund Manager LLC, and will be making the business decisions for Tuscan Gardens Secured Income Fund Manager LLC.

Market Opportunity

We believe that the senior housing market is underserved in the Property’s geographic area and that there is significant opportunity in this market.

The Offering

This Offering involves the purchase of Class C Preferred Membership Units in the Fund. Class C relates to a particular property located in the State of Florida known as Tuscan Gardens of Palm Coast (the “Property”) and described with greater detail below.

We are offering a minimum of fifty (50) Units and a maximum of one thousand (1,000) Units. Each Unit is priced at Five Thousand Dollars ($5,000) and a minimum purchase of five (5) Units is required, although the minimum number of Units may be offered in fractions at the discretion of the Manager. The executive management of the Fund may purchase less. Any number of additional Units may be purchased.

Risk Factors

An investment in the Units offered hereby involves a number of risks. Prospective investors should carefully consider the following information about these risks, together with the other information in this Offering Circular, before investing in the Units.

The Fund is engaged in a business that involves a number of risks and an investment in the Units is speculative in nature. Prospective investors should make an investment in the Units only after consulting with independent, qualified sources of investment and tax advice and only if their financial condition will permit them to bear the risk of a total loss of their investment. Prospective investors should consider an investment in the Units only as a long-term investment.

Prospective investors should carefully consider the risks and uncertainties described below, as well as all of the other information included in this Offering Circular, before deciding whether to purchase any Units. Any of the following risks and uncertainties could materially, adversely affect the Fund and its overall financial condition and, therefore, could negatively impact the value of an investment. Prospective investors should not invest in the Units unless they can afford to lose the investment made with the Fund.

Risks Related to the Fund's Business and Business Model

Tuscan Gardens Design Concept. The design concept upon which Tuscan Gardens is premised includes, as the centerpiece of the residence, an open, community kitchen, accessible to all residents. There can be no assurance that the Fund will be able to bring that design concept to fruition to its fullest, based on health, safety, and other laws, rules, regulations and standards applicable to the structure and its intended use.

Limited operating history. The Fund and its affiliated entities have limited operating history.

Unproven revenue and profit potential of our business model. Because the business model of combining independent living, assisted living and memory care on a market rental basis is only currently being explored in the industry, both the revenue and profit potential of the Fund are uncertain. If the Fund meets its revenue expectations, there is no guarantee that the Fund will be profitable or that costs will not continue to exceed revenue.

The revenue is dependent upon one tenant. The Property will have one tenant. There is a risk that the tenant will not be able to maintain necessary occupancy levels in the Property and there is no guarantee that the tenant will be profitable. There is a risk that the tenant will be unable to pay the rent as it comes due. If the rent is not paid as it comes due, the Fund may not be able to pay the normal, recurring operating expenses of the Property and/or the required monthly loan payments. The risk of being unable to pay the recurring operating expenses and the required monthly loan payment is that the Fund, at the extreme, could face foreclosure on the Property or in a lesser case, the projected cash distributions will not be able to be made.

Lack of tenant operational history for the Property. The Property is not in operation at this time, and it is not possible to determine if the Property will be profitable. If the Property is not profitable, the tenant could cease operating the location and cease rent payments. If the rents are not paid as they come due, the Fund may not be able to pay the normal, recurring operating expenses of the Property, as are required, and/or the required monthly loan payments. The risk of being unable to pay the recurring operating expenses and the required monthly loan payment is that the Fund, at the extreme, could face foreclosure on the Property or in a lesser case, the projected cash distributions will not be able to be made.

Licensing Requirements. The assisted living component of Tuscan Gardens requires a license from various states to operate. While the Fund Manager believes that it will obtain those licenses, there can be no assurances that the licenses will either be issued or be issued on a timely basis.

Risks of having no control in management. Under the Operating Agreement, Preferred Members do not have a right to participate in the management of the Fund's affairs and have no voting rights. Preferred Members cannot propose changes to the Manager or to the Operating Agreement.

Under the Operating Agreement, it may also be difficult for Preferred Members to enforce claims against the Manager, which means that Preferred Members may not be able to recover any losses they may suffer through their ownership of Units arising from acts of the Manager that harm the Fund's business.

The Manager and its management must discharge their duties with reasonable care, in good faith and in the best interests of the Fund. Despite this obligation, the Operating Agreement limits management's liability to the Fund and all Members. The Manager is not liable for monetary damages unless it involves receipt of an improper personal financial benefit, a willful failure to deal fairly with the Fund on matters where there is a material conflict of interest, a knowing violation of law, or willful misconduct. Any Member's ability to bring legal action against the Manager for these actions is also limited. Members may only bring a legal action on behalf of the Fund if the Manager has refused to bring the action or an effort to cause the Manager to bring the action is not likely to succeed.

Members must rely on the Manager for management of the business. The Manager will make all decisions with respect to the management of the Fund. Preferred Members will have no right or power to take part in the management of the Fund. Therefore, the Preferred Members will be relying entirely on the Manager for management of the Fund and the operation of the Fund’s business. The Manager may not be removed under the Operating Agreement.

Certain affiliates of the Manager shall determine what is in the best interests of the Fund and its Members. Certain individuals control the majority of the membership interests of the Manager. Therefore, these individuals will have a dominant role in determining what is in the best interests of the Fund. Since no person other than these individuals has any direct control over management of the Fund, it does not have the benefit of independent consideration of issues affecting its operations. Therefore, these individuals will determine the propriety of their own actions, which could result in a conflict of interest and a risk to the viability and success of the Fund when they are faced with any significant decisions relating to the affairs of the Fund.

Voting rights are limited under the Operating Agreement as well as under the Florida Revised Limited Liability Company Act. Only the Manager may take the following significant actions:

(a)              to amend the Operating Agreement;

(b)              to change the Fund's business purpose or the investment objectives;

(c)               to sell the Fund's property;

(d)              to authorize a merger of the Fund; or

(e)              to authorize the dissolution of the Fund.

Preferred Members will not have the right to vote on any matters that the current Members may vote on other than those which attempt to change or modify the rights and privileges as a Preferred Member. In addition, the Florida Revised Limited Liability Company Act does not grant Preferred Members any other specific voting rights.

Indemnification of Manager and Management Corporation. The Operating Agreement provides indemnification of the Manager and the Management Corporation. The Fund is bound to indemnify and hold the Manager and the Management Corporation harmless for any acts done or omitted to be done, under the authority granted to the Manager and the Management Corporation, except in the case of bad faith, willful or intentional misconduct, gross negligence, reckless conduct or a knowing violation of law. This indemnification will provide the Members with a more limited right of action against the Manager and the Management Corporation than they would have if the indemnification were not in the Operating Agreement.

Limitation of Remedies. The Operating Agreement requires that all investors arbitrate any dispute regarding their investment as well as the respective rights of the parties under the Operating Agreement. All investors further agree that arbitration will be binding and held in Orlando, Florida before a single arbitrator. As a result, each investor waives any rights to a jury trial.

Risks Related to the Offering

Arbitrary Determination of the Offering Price. The Offering price has been arbitrarily determined by the Manager and may not bear any relationship to assets acquired or to be acquired or the book value of the Fund or any other established criteria or quantifiable indicia for valuing a business. Neither the Fund nor the Manager represents that the Units have or will have a market value equal to their Offering price or that the Units could be resold (if at all) at their original Offering price.

No Market for Units. There is a risk that no market for the Units will ever exist and as a result, the investment in the Fund is illiquid in the event the Member desires to liquidate their interest. The Units may not be transferred or resold without the written consent of the Manager. The Manager, in its sole discretion, may approve or disapprove the transfer or sale. If a Member attempts to sell his/her Units, prior to the dissolution of the Fund, there is no certainty that they can be sold for full market value or that the Units may be sold at any price.

Investment Risk. There can be no assurance that the Fund will be able to achieve its investment objectives or that Members will receive any return of their capital. Investment results may vary substantially over time and as a result, investors should understand that the results of a particular period will not necessarily be indicative of results in future periods.

Risk of inability to obtain financing. There is no guarantee that the Fund will be able to obtain financing for the acquisition, development and/or construction of the Property or that any such financing will not exceed seventy-five percent (75%) of the value of the completed Property.

Fund intends to use leverage. The Fund's objectives include the use of leverage in the acquisition, development, construction, and operation of the Property. If the Fund does obtain financing, the use of leverage increases the risk of an investment in the Units, as it is possible that the rental income from the Property, in any month, will be inadequate to make the monthly debt service required on the financing obtained. A result of being unable to make the required financing payments could be that the lender could complete a foreclosure and all of the investment in the Units will be lost. There is also the risk that at the time of the sale of the Property, the sales proceeds will not be greater than the amount needed to pay off the remaining balance of the financing and, as a result, no cash will be available for distribution to the Members.

Lack of capital. The amount of capital to be raised by the Fund through this Offering comprises approximately ten percent (10%) of the total amount needed to fund the acquisition, development, construction, and operation of the Property. The Manager will use best efforts to obtain funds from one or more third parties to finance the acquisition, development, construction, and operation of the Property. Obtaining funds from third parties requires an increase in the amount of financing the Fund will be obligated to repay. In addition, there is no certainty that funds from third parties will be available at a reasonable cost, if available at all.

General economic conditions may affect the value and the timing of sales of the Property or the ability to finance the Property. The real estate market is affected by many factors, such as general economic conditions, the availability of financing, interest rates and other factors, including the supply and demand for real estate investments, all of which are beyond the control of the Fund. The Fund cannot predict whether it will be able to sell the Property for a price or on terms which are acceptable. Further, the Fund cannot predict its ability to obtain adequate funding from a third party lender to purchase the Property. There are no assurances that the Fund can successfully achieve its investment goals and therefore, investors may have to hold their Units for an indefinite period of time, or have their Units sold or redeemed for less than the Preferred Members' Capital Investment.

Environmentally hazardous property. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the ownership of the Property, the Fund may be potentially liable for such costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediating any contaminated property could materially adversely affect the value of the Property and the Units.

Real estate investments are long-term investments and may be difficult to sell in response to changing economic conditions. Virtually all real property investments are subject to certain inherent risks. Real estate investments are generally long-term investments which cannot be quickly be converted to cash. Real property investments are also subject to adverse changes in general economic conditions or local conditions which may reduce the demand for commercial property.

Limited operating reserves. The Fund intends to establish an operating reserve account with a portion of the proceeds raised from this Offering to pay anticipated operating, administrative and other expenses that shall be incurred following the Closing Date of this Offering. If future expenses increase by unanticipated amounts, the Fund may not have sufficient reserves to pay these obligations. The Fund does not currently have any commitment or arrangement in place to obtain additional funding, and there are no assurances that additional funding can be obtained, if necessary, or that such additional funding, if obtained, will be adequate for its financial needs.

Legal, tax and regulatory risks. Legal, tax and regulatory changes could occur during the lifetime of the Fund that may adversely impact the Fund, its taxation status and any distributions to Members.

Tax liability may exceed cash distribution from the disposition. There is a risk that on the disposition of the Property the tax liability may exceed the distributable cash available. In the event of a foreclosure, or other involuntary disposition of the Property, there is the possibility that a Member may have a larger tax liability than the amount of cash available for distribution at the time of the event, or at any time in the future.

Risk of audit of Member's returns. There is a risk that an audit of the Fund's records could trigger an audit of the individual Member's tax records.

Risk Related to Conflicts of Interest

Manager or Management Corporation May be Involved in Similar Investments. The Manager or the Management Corporation, or their affiliates, may act as managers in other limited liability companies engaged in making similar investments and intend to act as the managers of new limited liability companies to be formed.

Manager or Management Corporation May Have Interests in Similar Properties. The Manager or the Management Corporation, or their affiliates, own or may come to own an interest in properties that may compete with the Property.

Manager or Management Corporation May Act on Behalf of Others. The Manager or the Management Corporation, or their affiliates, who may act as managers for the Fund, may act in such capacities for other investors, companies, partnerships or entities that may compete with the Property.

Manager or Management Corporation May Raise Capital for Others. The Manager or the Management Corporation, or their affiliates, who will raise investment funds, may act in the same capacity for other investors, companies, partnerships or entities that may compete with the Property.

Manager's or Management Corporation's Compensation May be a Conflict. The compensation plan for the Manager or the Management Corporation may create a conflict among the interests of the Manager, the Management Corporation, and the interests of the Fund. Capital from the Fund will be used to fund, in part, the start-up and operation of Tuscan Gardens until stabilization has occurred.

Members of Manager or Management Corporation Allocating Time and Resources to Affiliated Entities. Members of the Manager or the Management Corporation may have a conflict in allocating their time and resources between the Fund and other business activities they are involved with. The Operating Agreement does not specify any minimum amount of time or attention that the Manager or the Management Corporation or their members must devote to the Fund.

Principals of Manager and Management Corporation May Provide for Affiliated Partnerships. The principals of the Manager and the Management Corporation are comprised of individuals who are also principals of the Fund and other Fund affiliated organizations organized to promote investments in assisted living facilities. The Manager may provide for partnerships by and between those organizations and the Fund to construct, develop and/or operate Tuscan Gardens' facilities.

Principals of Manager and Management Corporation. The Manager and the Management Corporation are comprised of individuals who are also principals of the Fund, Tuscan Gardens Group, LLC, Tuscan Gardens Management Corporation, Tuscan Gardens Development Corporation, Tuscan Gardens Management Group, LLC, Tuscan Gardens Real Estate Fund, LLC, Tuscan Gardens Real Estate Fund Manager, LLC, Tuscan Gardens Real Estate Advisors, LLC, Tuscan Gardens Income Management Corporation, Tuscan Gardens Income Fund, LLC, Tuscan Gardens Income Fund Manager, LLC, Tuscan Gardens Income Fund Advisors, LLC, Tuscan Gardens Income Fund III, LLC, Tuscan Gardens Income Fund III Manager, LLC, Delta Tuscan, LLC, Tuscan Gardens of Longwood, LLC, Tuscan Gardens of Longwood Management Company, LLC, Tuscan Gardens of Winter Park, LLC, Tuscan Gardens of Winter Park Management Company, LLC, Tuscan Gardens of Venetia Bay, LLC, Tuscan Gardens of Venetia Bay Management Company, LLC, Tuscan Gardens of Venetia Bay Development Company, LLC, Tuscan Gardens of Venetia Bay Properties, LLC, Tuscan Gardens Income Fund II, LLC, Tuscan Gardens Income Fund II Manager, LLC, Living Well Lodges Capital Partners, LLC, and Tuscan Gardens, Group, LLC, which owns the "Tuscan Gardens" brand name, trade name, trade dress, design, and all other intellectual property, and its affiliates, and PinoNicholson, PLLC, which represents all of the above identified entities. A principal of the Manager and the Management Corporation will also operate as the developers of the properties to be purchased, developed and constructed by the Fund and will receive development fees associated therewith. In addition, principals of the Manager and Management Corporation may provide additional or subsequent private offerings or terms of offer different than herein for the construction, development and/or operation of Tuscan Gardens' facilities.

FORWARD LOOKING STATEMENTS AND INFORMATION

This Offering Circular, as well as other documents connected herewith, contain "forward-looking statements," such as statements related to financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of the Fund. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "continue," "anticipate," "could," "would," "project," "plan," or the negative or plural of these words as well as other or similar words and expressions.

You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in our expectations.

You should read this Offering Circular and the documents that we reference in this Offering Circular and have filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this preliminary Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

IN VIEW OF THE FOREGOING, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS OR HER OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS REGARDING THE DESIRABILITY AND CONSEQUENCES OF AN INVESTMENT IN THE FUND.

Prospective Investors should not construe the contents of this Offering Circular or any prior or subsequent communications from the Manager, or any professional associated with the Offering, as legal or tax advice. THE MANAGER AND THE FUND HAVE CONSULTED WITH LEGAL COUNSEL, ACCOUNTANTS AND OTHER EXPERTS REGARDING THE FORMATION OF THE FUND. SUCH PERSONNEL ARE ACCOUNTABLE TO THE FUND ONLY AND NOT TO THE MEMBERS THEMSELVES.

PLAN OF DISTRIBUTION

The offering and sale of the Units will be made to investors through general solicitation by the executive officers of the Fund as well as through registered representatives of 79 Capital Securities, LLC, a broker/dealer registered with FINRA. The Fund will not be utilizing an underwriter for the sale of the Units. An investor who desires to invest in Units will complete the Qualification Profile and Subscription Agreement. The Manager will confirm that all Members meet the Fund's suitability standards.

USE OF PROCEEDS

The following table shows a summary of the use of proceeds generated through the sale of Units to Members of the Fund.

SUMMARY OF THE USE OF PROCEEDS

Estimated Application of Proceeds of This Offering

	Minimum Dollar Amount	Percent	Maximum Dollar Amount	Percent
Gross Offering Proceeds	$250,000	100.00%	$5,000,000	100.00%
Less Offering Expenses
Legal and Accounting	$1,250	0.5%	$25,000	0.5%
Marketing and Distribution	$22,500	9.00%	$450,000	9.00%
Due Diligence and Compliance Fee	$1,250	0.5%	$25,000	0.5%
Net Proceeds from Offering	$225,000	100.00%	$4,500,000	100.00%
Use of Net Proceeds

Property Acquisition, Development and Construction	$213,750	95.00%	$4,275,000	95.00%
Legal Fees, Fund Management, Supervisory and Accounting Services and Other Working Capital Reserve	$11,250	5.00%	$225,000	5.00%
Total Use of Net Proceeds	$225,000	100.00%	$4,500,000	100.00%

Compensation and Fees to the Manager and Affiliates

Compensation Amount	Description
$1,500 per month	Administrative/Management Fee

The proceeds from the Offering will not be used to compensate or otherwise make payments to the executive officers of the Fund.

Determination of the Offering Price

The Offering price has been arbitrarily determined by the Manager and may not bear any relationship to assets acquired or to be acquired or the book value of the Fund or any other established criteria or quantifiable indicia for valuing a business. Neither the Fund nor the Manager represents that the Units have or will have a market value equal to their Offering price or could be resold (if at all) at their original Offering price.

DESCRIPTION OF BUSINESS

The Fund intends to acquire the Property for the development and construction of a luxurious senior housing community, Tuscan Gardens of Palm Coast, consisting of independent living, assisted living and/or memory care units for approximately two hundred and sixty-six (266) residents, and ultimately to own and/or operate or sell the Property.

The Manager will manage the Fund so as to provide for the generation of distributable income through the operations of the Property. The Manager shall make monthly distributions of the funds available through the leasehold of the Property on a monthly basis and from operations annually, subject to retention of reasonable working capital reserves, determined by and in the discretion of the Manager. There will be no pro rata distribution for partial months.

Once the Property is fully developed and operational, the Manager will attempt to maximize revenue and minimize expenses in order to optimize net operating income commensurate with the positioning of Tuscan Gardens as a luxurious senior housing brand. It is anticipated that optimization of net operating income is intended to be reflected in the ultimate value of the Property.

The Manager will attempt to minimize operating expenses, while keeping the Property well maintained. Throughout the term, the Manager will attempt to maximize value of the Property through the maximization of the net operating income generated from operations of the Property.

DESCRIPTION OF PROPERTY

Tuscan Gardens of Palm Coast is located at Colbert Lane and Blare Drive in Palm Coast, Florida, approximately one-half mile south of Palm Coast Parkway. The Property site description which is attached to this Offering as Attachment 1, consists of 17 +/- acres. Water retention is on site. The site is heavily wooded with conservation easements and wetlands. All off site infrastructure is complete. It lies within seven miles of a regional hospital as well as other supportive medical services, one mile from the downtown district with shopping, restaurants and other services, and one mile from the Atlantic Ocean and its beaches.

Tuscan Gardens of Palm Coast will consist of a total of 266 units as follows: 120 independent living units, 86 assisted living units, and 60 memory care units. We may alter the configuration based on further market study; however, the total number of units is anticipated to remain at 266. All three services will be housed in three separate buildings: one for independent living, another for assisted living, and a third for memory care.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Our cash balance is $50,000 as of May 15, 2016. Our cash balance is not sufficient to fund our limited levels of operations for any period of time. We have been utilizing and may utilize funds from the Manager and the Management Corporation who have agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees.

The Property will be acquired from a related party, Tuscan Gardens of Palm Coast Properties, LLC, for Two Million Seven Hundred Thousand Dollars ($2,700,000). However, the total cost to acquire, develop, construct, and operate the property is approximately Fifty Million Dollars ($50,000,000). The monies raised through this Offering comprise approximately ten percent (10%) of total amount needed to fund the acquisition, development, construction, and operation of the Property. The remaining sources of funding will include bank debt and private institutional funding. The closing on the purchase of the Property will not occur until all funding, permitting and approvals are completed.

Operational Plan

Our business objective for the next twelve months, provided the necessary funding is available, is to acquire the Property with the goal of beginning construction within six (6) months of acquisition of the Property. The Property is currently under contract and development has already begun under a design build contract. Closing is anticipated to occur during the third quarter of 2016, but is subject to various local regulatory provisions.

The following chart provides an overview of our anticipated expenditures for the next twelve months:

Operating Expenses	$350,000
Legal and Accounting	$50,000
General and Administrative	$100,000

Prior Performance of the Management Corporation as of June 1, 2015

Tuscan Gardens Management Corporation is the management company for the Tuscan Gardens entities. The Tuscan Gardens entities are separately formed and manage private funds that invest in real estate parcels in the United States for the development and construction of luxurious senior housing communities consisting of independent living, assisted living and/or memory care units, and ultimately to own and/or operate or sell the properties.

The Management Corporation currently has one luxury senior housing community under construction in Venice, Florida. A portion of the funding for the Venice project was raised through private offerings. To date, the Venice project has raised $4,900,000 from thirty (30) investors.

The Venice project is the first luxury senior housing community undertaken by the Management Corporation. The Venice project is in the construction stage and is not yet operational. However, no major adverse business developments or conditions have been experienced by the Venice project.

Name of Property	Tuscan Gardens of Venetia Bay
Location of Property	841 Venetia Bay Boulevard Venice, Florida 34285
Type of Property	Luxurious senior housing community under construction

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Laurence J. Pino	CEO	64	05/2015 - present	45
Charles C. Smith, Jr.	President & Chief Development Officer	67	05/2015 - present	45
Sean D. Casterline	Corporate Equity Officer	46	05/2015 - present	35
Christopher P. Young	VP & COO	57	05/2015 - present	45

Laurence J. Pino, Esquire is Chairman and Chief Executive Officer for the Manager and Tuscan Gardens Management Group, LLC. He is the CEO and Founder of the Dynetech Group, Inc., a private equity firm specialized in developing and growing businesses. He also serves as the Chairman of many of its affiliates and subsidiaries. His business has involved developing and growing some 80 distinct business enterprises selling over $1.5 billion of goods and services and creating hundreds of millions of dollars of investment capital.

Mr. Pino is a commercial litigation attorney and a member in good standing of the Bar Associations of New York, Florida and California. Over the past 30 years, Mr. Pino has transacted numerous real estate, stock, and investment ventures for himself and his clients exceeding $500 million in value.

Charles C. Smith, Jr. is President and Chief Development Officer for the Manager and Tuscan Gardens Management Group, LLC. He is the Founder and Chairman of Delta Advisory Group, Inc., a federally registered investment adviser. During his extensive career, he has been involved in a wide variety of investments, businesses and investment management, including as a principle in commercial real estate projects in excess of $200 million and as a manager of market equities in excess of $150 million.

Sean D. Casterline is the Corporate Equity Officer for the Manager. He is President and Founder of Delta Capital Management, LLC, a Florida registered investment adviser, President and Chief Executive Officer of Delta Advisory Group, Inc., a federally registered investment adviser, and co-manager for Aegis Wealth Management, LLC, a federally registered investment adviser. He is also a CFA Charter holder.

Christopher P. Young is Vice President and Chief Operations Officer for the Manager and Tuscan Gardens Management Group, LLC. From 2008 - 2013 he was the Chief Operating Officer for Living Well Lodges, LLC and The Hofmeister Group where he was in charge of the day to day operations of the companies and the development of the Senior Assisted Living division.

As the COO for Living Well Lodges, LLC, he created the business model for the site acquisition and market penetration criteria, along with the operational pro formas. In addition, Mr. Young developed the financing model that allowed the placement of $75 million in debt and $15 million in equity for three (3) large Senior Assisted Living Communities in the State of Florida. Since beginning with Tuscan Gardens, Mr. Young spearheaded the acquisition of the three (3) senior living communities in the State of Florida by affiliates of the Fund.

He has financing experience in the use of tax exempt bonds, taxable bonds, EB-5, traditional bank debt, HUD financing programs, mezzanine debt and equity. Mr. Young has over 30 years of operational and executive level experience with a variety of small and large corporations, including General Motors and General Dynamics. Additionally, his experience includes small and large scale construction projects, with up to $300 million in value.

Legal Proceedings

There is no information to report.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Monthly Cash Compensation	Other Monthly Compensation	Total Monthly Compensation
Laurence J. Pino	CEO	$0	$0	$0
Charles C. Smith, Jr.	President & Chief Development Officer	$10,000	$0	$10,000
Sean D. Casterline	Corporate Equity Officer	$0	$0	$0
Christopher P. Young	VP & COO	$10,000	$0	$10,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As no Membership Interests have been issued, no securities are owned by any officers, directors or the Manager.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There is no information to report.

SECURITIES BEING OFFERED

Description of the Asset Classes Offered

Units. Units will have no voting rights concerning the affairs of the Fund. There are no preemptive, subscription or conversion rights associated with the Units.

Asset and Class. The Offering consists of one (1) Class of Preferred Membership Units, denominated Class C, which specifically relates to the Property.

Description of the Securities Offered

Membership Units. Distributions of Proceeds made by the Fund associated with the Property are made pro rata to the holders of Units based upon one of the following two methods, at the election of the Preferred Member.

(a) Growth and Income Method. The Growth and Income Method shall represent distribution in the following three ways:

(1)              A Fixed Rate of Return on the Capital Contribution, which shall accrue for ninety (90) days from the Investment Date, payable monthly thereafter; and

(2)              Twenty percent (20%) of the Net Distributable Cash Flow on the Property, payable annually; and

(3)              A Premium Preference of five percent (5%) of the Liquidity Proceeds upon a Liquidity Event or such additional amount which may be required if greater than five percent (5%), payable as a premium, to provide a Preferred Member a non-compounded annual cumulative rate of return of at least fifteen percent (15%).

(b) Lump-Sum Method. The Lump-Sum Method shall represent a one-time distribution to Preferred Members equal to fifty percent (50%) of the Liquidity Proceeds.

Fixed Rates of Return on Threshold Invested Capital Contributions.

(a)              A Fixed Rate of Return of eight percent (8%)of invested Capital Contributions per annum payable on a monthly basis commencing ninety (90) days after receipt of funds for those Preferred Members who have invested up to Ninety-Nine Thousand Nine Hundred and Ninety-Nine Dollars ($99,999) and elected the Growth and Income Method of distribution.

(b)              A Fixed Rate of Return of nine percent (9%) of invested Capital Contributions per annum payable on a monthly basis commencing ninety (90) days after receipt of funds for those Preferred Members who have invested One Hundred Thousand Dollars ($100,000) to Two Hundred Forty-Nine Thousand Nine Hundred and Ninety-Nine Dollars ($249,999) and elected the Growth and Income Method of distribution.

(c)               A Fixed Rate of Return of ten percent (10%) of Invested Capital per annum payable on a monthly basis commencing ninety (90) days after receipt of funds for those Preferred Members who have invested Two Hundred Fifty Thousand Dollars ($250,000) or more and elected the Growth and Income Method of distribution.

(d)              If, in the discretion of the Manager, it is in the best interest of the Fund, the Fixed Rate of Return may be accrued to the Preferred Member's Capital Account rather than distributed in cash.

Redemption of Preferred Units. The Manager's business model anticipates a series of Liquidity Events on the Property within a five to seven year time frame from any particular investment by a Preferred Member. Liquidity Events may provide for an ongoing series of redemptions as more specifically set out herein.

(a)              Any Preferred Member may request a redemption of the Preferred Member's Preferred Units commencing on the forty-eighth (48th) month of the Preferred Member's Investment Date and continuing thereafter (Redemption Request). Upon receipt of the Preferred Member's Redemption Request, the Manager shall provide for a redemption of the Preferred Member's Membership Interest within six (6) months thereof based upon the most recent Valuation Event for the Property.

(b)              For such purpose, the Manager will provide a Valuation Event within the first quarter of each year to establish the value of the Property as of December 31st of the prior year.

(c)               In the event that the Manager, in its reasonable discretion, determines that a redemption pursuant to a Redemption Request hereinabove would not optimize the value of the Preferred Member's Preferred Units, the Manager shall have the right to extend redemption of the Redemption Request by an additional period of six (6) months.

(d)              The Manager may redeem all or any portion of the Preferred Units at the Manager's sole and exclusive discretion at any time after thirty-six (36) months from the date which the Certificate of Occupancy is issued; provided, however, that such redemption shall be for a Unit Value not less than an amount which reflects a fifteen percent (15%) annual non-compounded cumulative return to the Preferred Members.

AUDITED FINANCIAL STATEMENTS

Page
Audited Balance Sheet as of July 31, 2015

Audited Statement of Income for the period June 9, 2015 (date of inception) to July 31, 2015

Audited Statement of Changes in Member's Equity for the period June 9, 2015 (date of inception) to July 31, 2015

Audited Statement of Cash Flows for the period June 9, 2015 (date of inception) to July 31, 2015

AUDITED FINANCIALS

ATTACHED

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on May 15, 2016.

Tuscan Gardens Secured Income Fund, LLC

By /s/ Janet Horvath-Pino

Janet Horvath-Pino, Chief Administrative Officer of

Manager Tuscan Gardens Management Corporation

This Offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Laurence J. Pino

Laurence J. Pino, Chief Executive Officer

Date: July 1, 2015

/s/ Charles C. Smith, Jr.

Charles C. Smith, Jr., President and Chief Development Officer

Date: July 1, 2015